                                     ECOLAB

                           ECOLAB AUSTRALIA PTY LIMITED
                                (ACN 079 704 939)

                             RECOMMENDED $9.00 OFFER
                         FOR ALL YOUR ORDINARY SHARES IN


                                      GCI

                        Gibson Chemical Industries Limited
                               (ACN 004 494 802)

                               GIBSON'S DIRECTORS
                              RECOMMEND YOU ACCEPT
                                 ECOLAB'S OFFER

                          SUBJECT TO NO HIGHER OFFER

  This document includes important information in relation to your shares in Gibson Chemical Industries Limited and requires YOUR IMMEDIATE ATTENTION.


ADVISERS TO ECOLAB                                            ADVISERS TO GIBSON
FINANCIAL: SBC WARBURG DILLON READ        FINANCIAL: MACQUARIE CORPORATE FINANCE
LEGAL: BAKER & MCKENZIE                     LEGAL: ARTHUR ROBINSON & HEDDERWICKS

TABLE OF CONTENTS

Letter from Ecolab                                     1A
---------------------------------------------------------

Letter from the Chairman of Gibson                     1B
---------------------------------------------------------

Key Information on the Offer                            2
---------------------------------------------------------

Offer                                                   4
---------------------------------------------------------

Part A Statement                                       15
---------------------------------------------------------

Annexures                                              30
---------------------------------------------------------

Part B Statement                                       92
---------------------------------------------------------

Independent Expert's Report                            99
---------------------------------------------------------

ENQUIRIES

About the Offer:                   Ian Cornish
                                   Company Secretary
                                   Gibson Chemical Industries Limited
                                   Telephone: (03) 9583 3201

                                   Offer Information Hot Line
                                   Free call 1 800 021 202


About the acceptance procedure:    Coopers & Lybrand Securities Registration
                                     Services
                                   Telephone: (02) 9285 7111

ECOLAB
--------------------------------------------------------------------------------
ECOLAB AUSTRALIA PTY LIMITED
ACN 079 704 939

17 October 1997


Dear Gibson Shareholder

On 10 October 1997, the Board of Gibson Chemical Industries Limited ("Gibson") announced that it had unanimously recommended that shareholders accept Ecolab's increased cash offer of $9.00 per share, in the absence of a higher offer. We now enclose the documents to enable you to accept our cash offer for your shares in Gibson.

We believe that our offer of $9.00 is very generous and note it represents:

- a multiple of approximately 21.6 times Gibson's 1997 earnings per share (fully diluted, ex abnormals);

- a premium of approximately 47.1% over Gibson's 12 month weighted average share price prior to Ecolab's on market purchases; and

- a premium to net tangible assets per share (as at 30 June 1997) of approximately 172.7%.

The offer price is within the independent expert's valuation range for Gibson and if the offer is not successful, the independent expert has stated that "it is likely that Gibson shares would trade at prices below the bid price".

You have the alternative of receiving either:

-    $9.00 cash per share; or

- $8.50 cash per share together with a fully franked dividend of $0.50 per share which has already been declared by Gibson.

Detailed instructions on how to accept the offer are set out on the following pages and we encourage you to read this information carefully.

Your Board has unanimously recommended that you accept our offer for your shares and their response is included in this document. Our offer is scheduled to close on 17 November 1997 and we encourage you to accept our offer. Ecolab will pay accepting shareholders within 14 days of the receipt of valid acceptances or the offer becoming unconditional, whichever is the later.

We look forward to a new era of growth and development for the Ecolab and Gibson businesses.

Yours sincerely


/s/Lawrence T. Bell
Lawrence T. Bell
Director
Ecolab Australia Pty Limited

                                      GCI
                       GIBSON CHEMICAL INDUSTRIES LIMITED
      350 Reserve Road Cheltenham Victoria Australia 3192 ACN 004 494 802
              Telephone (613) 9583 3201 Fax (613) 9593 0989
17 October 1997

Dear shareholder,

Earlier this month it was announced that, after due consideration, your Board had unanimously recommended that Gibson Chemical Industries Limited ("Gibson") shareholders accept the $9.00 offer from Ecolab Australia Pty Limited ('Ecolab") in the absence of a higher offer.

This revised $9.00 offer represents a substantial price increase over Ecolab's initial public offer of $8.25 per share and values Gibson at more than $200 million. Your Board believes this is a good result for Gibson shareholders and presents you with the opportunity to realise your Gibson shares for a significant premium to the pre-offer share price.

Your Board has explored other possibilities to maximise shareholder wealth and none would give this level of benefit to shareholders. Your Directors intend to accept the offer in respect of all shares owned or controlled by them.

The Board commissioned Grant Samuel & Associates Pty Limited ("Grant Samuel"), a leading Australian company valuer, to undertake an independent valuation of the company. Grant Samuel valued Gibson at $8.91 to $10.14 per share and concluded that Ecolab's offer is fair and reasonable to shareholders. Grant Samuel's valuation report is contained in full in this booklet.

Under Ecolab's revised offer, shareholders can choose between accepting either $9.00 cash or $8.50 cash and a 50 cent fully franked dividend. Due to the value of the franking credits attached to the dividend, the cash and dividend offer could be equivalent to a cash offer of up to $9.28 for many shareholders. However, the value of each alternative to you will depend on your own tax circumstances.

Information on how to accept the offer and on which alternative may be more appropriate for you to accept is provided on pages 2 and 3 of this booklet. You should read these pages and follow the instructions carefully. If you wish to accept the offer and receive $9.00 cash and no dividend, your acceptance must be received before 5:00 pm Friday 31 October 1997. If you wish to accept the offer and receive $8.50 cash and a 50 cent dividend, you have until 17 November 1997 to consider the offer, unless it is extended. If you have any doubt as to what you should do with this offer you should consult your financial or tax adviser.

The reasons for your Directors' recommendation and other important information are set out in Gibson's Part B statement, which is included in this booklet. I recommend that you consider this material carefully.

Finally, on behalf of the Board, I would like to thank all shareholders for the support you have provided Gibson over many years.

Yours sincerely


/s/Richard F E Warburton
Richard F E Warburton
CHAIRMAN

KEY INFORMATION ON THE OFFER


OFFER

Ecolab is offering to acquire all of your shares in Gibson.

CONSIDERATION

The offer is $9.00 for each fully paid Gibson share. Gibson shareholders who wish to accept the offer may choose between $9.00 cash and no dividend or $8.50 cash and a 50 cent fully franked dividend.

No brokerage or stamp duty is payable by shareholders who accept the offer.

CONDITIONS

The offer is only conditional on a "prescribed occurrence" not occurring in relation to Gibson. These prescribed occurrences are detailed in Ecolab's offer document on page 9. If no such event occurs, Ecolab has stated the offer will be declared unconditional on or prior to 7 November 1997.

WHICH ALTERNATIVE SHOULD YOU CHOOSE?

The alternative most appropriate for you will depend on your own circumstances. If you are in any doubt as to which offer is most appropriate, you should seek your own financial or tax advice.

Those shareholders who wish to accept the offer and:

- who purchased their Gibson shares prior to 19 September 1985 and whose shares have retained their capital gains tax free status; and

-    who have a marginal income tax rate above 36%,

may prefer the $9.00 cash alternative.

All other shareholders who wish to accept the offer MAY prefer the $8.50 cash and 50 cent fully franked dividend alternative.

HOW TO ACCEPT THIS OFFER

If you wish to accept this offer, the procedure for acceptance depends on which alternative you select and on which subregister your Gibson shares are registered on.

The subregister your Gibson shares are registered on should be stated on your acceptance form. If you are in any doubt as to which subregister your Gibson shares are registered on you should contact Coopers & Lybrand Securities Registration Services on (02) 9285 7111.

                              ALTERNATIVE SELECTED

         -----------------------------------------------------------------------------------------------------------------------
                             $9.00 CASH & NO DIVIDEND                           $8.50 CASH & 50 CENT DIVIDEND
--------------------------------------------------------------------------------------------------------------------------------
           Issuer          YOU MUST HAVE YOUR ACCEPTANCE             YOU MUST HAVE YOUR ACCEPTANCE RECEIVED PRIOR
           Sponsored       RECEIVED BY ECOLAB NO LATER THAN          TO THE CLOSE OF THE OFFER (WHICH IS 17 NOVEMBER
           Subregister     5:00 PM ON FRIDAY, 31 OCTOBER 1997 AND    1997, UNLESS EXTENDED) AND YOU MUST EITHER:
                           YOU MUST NOT TICK THE BOX LABELLED        -  HAVE YOUR ACCEPTANCE RECEIVED BY ECOLAB
                           "D" ON THE ACCEPTANCE FORM.                  AFTER FRIDAY, 31 OCTOBER 1997; OR
                                                                     -  IF YOUR ACCEPTANCE IS RECEIVED PRIOR TO 5:00 PM
                                                                        ON FRIDAY 31 OCTOBER YOU MUST TICK THE BOX
                                                                        LABELLED "D" ON THE ACCEPTANCE FORM.
                                                                     -----------------------------------------------------------
                                                                     If you do not tick the box labelled "D" and Ecolab
                                                                     receives your acceptance prior to Friday, 31 October
                                                                     1997 you will receive $9.00 cash and no dividend.
                                                                     -----------------------------------------------------------
Regist-
ration   -----------------------------------------------------------------------------------------------------------------------
           CHESS           YOU MUST INSTRUCT YOUR CHESS              YOU MUST INSTRUCT YOUR CHESS CONTROLLING
           Subregister     CONTROLLING PARTICIPANT TO INITIATE       PARTICIPANT TO INITIATE THE ACCEPTANCE ON CHESS
                           THE ACCEPTANCE ON CHESS NO LATER          AFTER 31 OCTOBER 1997.
                           THAN 5:00 PM FRIDAY, 31 OCTOBER 1997.
                                                                     -----------------------------------------------------------
                                                                     If your acceptance is initiated prior to 5.00 pm on Friday
                                                                     31 October 1997 you will receive $9.00 cash and no
                                                                     dividend.
                                                                     -----------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

PAYMENT TERMS

Those shareholders who choose to accept the offer will be paid the later of:

14 days after acceptance is received; or 14 days after the offer becomes unconditional.

Those shareholders who elect to receive the $8.50 cash and 50 cent dividend are advised that the dividend will be paid on 14 November 1997.

EXPIRY OF OFFER

The offer expires, unless extended, at 5.00 pm Monday 17 November 1997.

NON-ACCEPTING SHAREHOLDERS

Holders of fully paid shares who do not accept the offer (and are still on the register as at 5.00 pm 7 November 1997) will be paid the 50 cent dividend on 14 November 1997.

--------------------------------------------------------------------------------
INFORMATION

If you have any general enquiries regarding the offer, you should contact Gibson's Company Secretary, Mr. Ian Cornish, on (03) 9583 3201 or the Offer Information Hotline on 1800 021 202.

If you are in any doubt as to which alternative you should accept, you should contact you financial or tax advisor.

If you have any enquiries regarding how to accept the offer or which subregister your Gibson shares are registered on, you should contact Coopers & Lybrand Securities Registration Services on (02) 9285 7111.
--------------------------------------------------------------------------------

                                     OFFER

                                       BY

                          ECOLAB AUSTRALIA PTY LIMITED
                                   ("ECOLAB")

                     TO ACQUIRE ALL OF YOUR ORDINARY SHARES

                                       IN

              GIBSON CHEMICAL INDUSTRIES LIMITED (ACN 004 494 802)
                                   ("GIBSON")

-------------------------------------------------------------------------------
1.  ECOLAB'S OFFER
-------------------------------------------------------------------------------

1.1 Ecolab offers to acquire all of Your Shares on the terms and conditions of this Offer.

1.2 If you accept this Offer, Ecolab will be entitled to the benefit of all Rights attaching to Your Shares. Please carefully note clause 7.6 below in this regard.

-------------------------------------------------------------------------------
2.  CONSIDERATION
-------------------------------------------------------------------------------

2.1 The consideration Ecolab offers you is $9.00 cash for each of Your Fully Paid Shares.

2.2 The consideration Ecolab offers you is $9.00 cash (less the Unpaid Amount) for each of Your Partly Paid Shares.

2.3 You have the opportunity to take up to $0.50 of the amount payable for each of Your Shares in the form of dividends from Gibson instead of a cash payment from Ecolab. See clause 7.6 for details.

-------------------------------------------------------------------------------
3.  OFFER PERIOD
-------------------------------------------------------------------------------

Unless withdrawn in accordance with the Law, this Offer will remain open for acceptance for a period commencing on the date of this Offer and ending at 5 pm on 17 November 1997 subject to Ecolab's right to extend such period in accordance with section 656 of the Law.

-------------------------------------------------------------------------------
4.  WHO MAY ACCEPT
-------------------------------------------------------------------------------

4.1 This Offer is made to you as the holder of Gibson Shares which are registered or entitled to be registered in your name in the register of members of Gibson on the date this Offer is sent or at any time prior to the end of the Offer Period. If at any time during the Offer Period, another person is, or is entitled to be, registered as a holder of some or all of Your Shares ("the Transferred Shares"), then in accordance with section 649 of the Law:

         (a) an offer corresponding to this Offer is deemed to have been made to that person in respect of the Transferred Shares of which that person is, or is entitled to be, so registered as a holder;

         (b) an offer corresponding to this Offer is deemed to have been made to you in respect of the remainder (if any) of the Gibson Shares other than the Transferred Shares registered in your name on the date this Offer is sent, or at any time prior to the end of the Offer Period; and

         (c)    this original Offer is deemed to have been withdrawn.

4.2      If:

         (a) at any time during the Offer Period and prior to acceptance of this Offer, Your Shares consist of two or more Distinct Portions (for example, if you hold Your Shares as trustee for 2 or more persons); and

         (b)    you give to Ecolab a notice which:

                (i) if it relates to Your Shares in a CHESS Holding, is in an electronic form approved by the SCH Business Rules; or

                (ii) if it relates to Your Shares which are certificated or uncertificated but not in a CHESS Holding, is in writing,

                stating, that Your Shares consist of Distinct Portions and specifying the number of Your Shares in each Distinct Portion for which you wish to accept this Offer (which number, in respect of each Distinct Portion, must comply with clause 5.1), this Offer will be deemed to consist of separate Offers made to you in relation to the respective Distinct Portions of Your Shares.

-------------------------------------------------------------------------------
5.  HOW TO ACCEPT
-------------------------------------------------------------------------------

5.1 Subject to clause 4, this Offer may only be accepted in respect of all (but not some only) of Your Fully Paid Shares and/or all (but not some only) of Your Partly Paid Shares.

5.2 You may accept this Offer in respect of Your Shares at any time during the Offer Period.

5.3 To accept this Offer in respect of Your Shares which are certificated or are uncertificated but not in a CHESS Holding, you should complete and sign the Acceptance Form in accordance with the instructions on it and then post the Acceptance Form to:

         Coopers & Lybrand Securities Registration Services
         Locked Bag A14
         Sydney South NSW 1232

         or hand deliver the Acceptance Form to:

         Coopers & Lybrand Securities Registration Services
         Level 8
         Coopers & Lybrand Tower
         580 George Street
         SYDNEY NSW

         so that it is received before the expiry of the Offer Period.

5.4 To accept this Offer in respect of Your Shares which are uncertificated and which are in a CHESS Holding you must do so in accordance with the SCH Business Rules and, specifically:

         (a) if you are a Broker or Non-Broker Participant, you should initiate acceptance of this Offer in accordance with the SCH Business Rules before the expiry of the Offer Period; or

         (b) otherwise, you should instruct your Controlling Participant (this will normally be the stockbroker who purchased your Gibson Shares for you) to initiate acceptance of this Offer in accordance with the SCH Business Rules before the expiry of the Offer Period.

5.5 When accepting this Offer for Your Shares which are certificated, you must also provide all certificates relating to Your Shares, or fulfil all the requirements of Ecolab and Gibson if you are unable to provide the certificates, to enable the registration of Ecolab as a bona fide purchaser of Your Shares for value and without notice of any defect in your title to Your Shares.

5.6 Subject to clause 5.4, acceptance of the Offer will not be complete until the completed Acceptance Form has been received at the address set out in clause 5.3 and the requirements of clauses 5.3 and 5.5 have been complied with. However:

         (a) Ecolab may in its sole discretion treat the receipt by it of the Acceptance Form without some or all of the relevant certificate(s) for Your Shares which are certificated or other documents as a valid acceptance; and

         (b) where the requirements of clauses 5.3 and 5.5 have been complied with in respect of some but not all of Your Shares, Ecolab may in its sole discretion deem your acceptance of this Offer complete in respect of those Gibson Shares for which the requirements have been complied with but not in respect of the remainder.

-------------------------------------------------------------------------------
6.  EFFECT OF ACCEPTANCE
-------------------------------------------------------------------------------

6.1 By initiating acceptance of this Offer in respect of Your Shares through CHESS or signing and returning an Acceptance Form to Ecolab in accordance with clause 5 above, you will be deemed to have:

         (a) irrevocably accepted this Offer in accordance with its terms in respect of all Your Shares;

         (b) subject to this Offer being declared free of the conditions set out in Clause 7 below or such conditions being fulfilled, transferred Your Shares to Ecolab for the consideration in this Offer;

         (c)    represented and warranted to and agreed with Ecolab that:

                (i) on the date of registration of the transfer of Your Shares to Ecolab, Your Shares will be free from all mortgages, charges, liens and other encumbrances (whether legal or equitable) of any kind;

                (ii) on the date of registration of the transfer of Your Fully Paid Shares to Ecolab, Your Fully Paid Shares will be fully paid up;

                (iii) you have full right, power and authority to sell and transfer all of Your Shares to Ecolab in accordance with the terms and conditions of this Offer; and

                (iv) if for any reason, Ecolab does not receive any certificate(s) for Your Shares or other documents in relation to Your Shares (except for any of Your Shares which are held in uncertificated form) then you must promptly deliver to Ecolab the relevant certificate(s) and/or other documents, or acceptable evidence of loss or destruction and an acceptable indemnity in relation to those certificates and/or other documents;

         (d) authorised Ecolab (by its officers, servants or agents) to complete on the Acceptance Form correct details of Your Shares, fill in any blanks remaining on the Acceptance Form and rectify any error in or omission from the Acceptance Form;

         (e) if you signed the Acceptance Form in respect of Your Shares which are uncertificated and which are in a CHESS Holding, authorised Ecolab (or any of its officers, servants or agents) to instruct your Controlling Participant to initiate acceptance of the Offer in respect of those Gibson Shares in accordance with the

                SCH Business Rules and take all other steps necessary under the SCH Business Rules to accept the Offer in respect of Your Shares; and

         (f) irrevocably appointed Ecolab and each director of Ecolab from time to time, as your attorney for you and on your behalf to:

                (i) requisition and/or convene (or join in requisitioning and/or convening) general meetings of Gibson in accordance with the Articles of Association of Gibson or section 246 or 247 of the Law;

                (ii)   consent to any such meetings being held on short notice;

                (iii) attend and vote in respect of Your Shares at any and all general meetings of Gibson;

                (iv) request Gibson prior to registering the transfer of Your Shares, to transmit Your Shares to such registers maintained by or on behalf of Gibson as Ecolab may specify; and

                (v) execute all forms, notices, instruments (including an instrument appointing a director of Ecolab as a proxy in respect of any or all of Your Shares and any application to Gibson for a replacement certificate in respect of any certificate which has been lost or destroyed) and resolutions relating to Your Shares and generally to exercise all powers and rights which you may have as the holder of those shares, and to have agreed that in exercising the powers conferred by that power of attorney any such director will be entitled to act in the interests of Ecolab as the beneficial owner and intended registered holder of Your Shares, provided that the appointment will operate only if the contract resulting from the acceptance of this Offer is or becomes unconditional.

-------------------------------------------------------------------------------
7.  CONDITIONS OF THIS OFFER
-------------------------------------------------------------------------------

7.1 Subject to clause 7.3, this Offer and any contract that results from the acceptance of this Offer are each conditional upon:

         (a) the Treasurer of the Commonwealth of Australia ("Treasurer") consenting unconditionally to or stating prior to the end of the Offer Period that he has no objection under the Commonwealth Government's foreign investment policy to the purchase by Ecolab of all Gibson Shares in accordance with the Offers or the Treasurer ceases to be entitled to make an order under the Foreign Acquisitions and Takeovers Act 1975 in respect of that purchase;

         (b) none of the following occurrences happening during the period commencing on 29 August 1997 and ending on the expiry of the Offer Period:

                (i) any one or more of the provisions of the constituent documents of Gibson or of a subsidiary of Gibson being altered in any of the ways mentioned in subsection 193(l) of the Law,

                (ii) Gibson or a subsidiary of Gibson resolving to reduce its share capital in any way;

                (iii)  Gibson or a subsidiary of Gibson:

                       (A)    entering into a buy-back agreement; or

                       (B) resolving to approve the terms of a buy-back agreement under subsections 206D(l) or 206E(l) of the Law;

                (iv) Gibson or a subsidiary of Gibson making an allotment of, or granting an option to subscribe for, any of its shares (of any class), or agreeing to make such an allotment or grant such an option;

                (v) Gibson or a subsidiary of Gibson issuing, or agreeing to issue, convertible notes;

                (vi) Gibson or a subsidiary of Gibson disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

                (vii) Gibson or a subsidiary of Gibson charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

                (viii) Gibson or a subsidiary of Gibson resolving that it be wound up;

                (ix) the appointment of a provisional liquidator of Gibson or of a subsidiary of Gibson;

                (x) the making of an order by a court for the winding up of Gibson or of a subsidiary of Gibson;

                (xi) an administrator of Gibson, or of a subsidiary of Gibson, being appointed under sections 436A, 436B or 436C of the Law,

                (xii) Gibson or a subsidiary of Gibson executing a deed of company arrangement; or

                (xiii) the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of Gibson or of a subsidiary of Gibson.

7.2 Subject to the Law, the conditions in clause 7.1 (other than the condition in clause 7.1(a)) are conditions subsequent and a breach or non-fulfilment of any condition set out in clause 7.1 will not prevent a contract arising from acceptance of this Offer. Those conditions will not merge on completion of any contract arising from acceptance of this Offer and may only be relied upon by Ecolab. The condition in clause 7.1(a) is a condition precedent, and any contract arising from acceptance of this Offer will not become binding unless and until that condition is fulfilled.

7.3 It is a term of this Offer that Ecolab, subject to and in accordance with the Law, may declare this Offer and all other Offers made under the Takeover Scheme and all contracts formed by acceptance of such Offers, to be free from the conditions (or any one or more of them or any part of any of them) set out in clause 7.1, other than the condition in clause 7.1(a). Any declaration made under this clause
         7.3 must be made by Ecolab not less than 7 days before the end of the Offer Period, and a notice in that respect must be published in accordance with the requirements of section 663 of the Law.

7.4 If at the time immediately after the end of the Offer Period in respect of any condition in clause 7.1:

         (a) Ecolab has not declared this Offer and all other Offers made by Ecolab under the Takeover Scheme to be free from that condition;

         (b) the Offers have not become free of that condition by virtue of the operation of subsection 664(2) of the Law; or

         (c)   that condition has not been fulfilled;

         all contracts resulting from the acceptance of Offers and all Offers that have been accepted and from whose acceptance binding contracts have not yet resulted, are void. In that event Ecolab will, if you have accepted this Offer, return any Acceptance Form and other documents forwarded by you, to your address as shown in the Acceptance Form.

7.5 Ecolab agrees to take all reasonable steps to ensure the consent or statement of no objection by the Treasurer referred to in clause 7.1(a) is given.

7.6 Since 29 August 1997 Gibson has declared two dividends totalling $0.50 per fully paid Gibson Share ("Dividends"). Whether the Dividends in relation to Your Shares are to be received by you or by Ecolab will depend on whether your acceptance of this Offer is received by Ecolab before or after 5.00pm on Friday 31 October 1997.

         If your acceptance of this Offer is received by Ecolab before 5.00pm on Friday 31 October 1997, Ecolab will be entitled to receive the Dividends, in which case Ecolab will pay you $9.00 for each of Your Fully Paid Shares (or $9.00 less the Unpaid Amount for each of Your Partly Paid Shares),

         If your acceptance of this Offer is received by Ecolab after 5.00pm on Friday 31 October 1997, you will be entitled to receive the Dividends for Your Fully Paid Shares and Ecolab will pay to you $8.50 for each of Your Fully Paid Shares (or, in respect of Your Partly Paid Shares, $9.00 per share less both the Unpaid Amount and the amount of the Dividends (if any)).

         There may be different taxation consequences for you depending on the alternative chosen and you should consult your financial adviser as to which alternative is better for you.

         If you wish to accept the Offer so as to receive the Dividends you may complete the acceptance form to provide that, whatever its date, it will be taken to have been received on the later of actual receipt or 8 November 1997.

-------------------------------------------------------------------------------
8.  PAYMENT
-------------------------------------------------------------------------------

8.1 If you validly accept (or are treated by Ecolab pursuant to clause 5.6 as having validly accepted) this Offer and:

        (a)     all of the conditions set out in clause 7.1 have been fulfilled;
                or

        (b) Ecolab has declared the Offers constituting the Takeover Scheme to be free from those conditions to the extent that they have not been fulfilled,

         Ecolab will pay the consideration payable to you by cheque in Australian dollars sent to you at your risk by pre-paid ordinary mail, or, in the case of overseas shareholders by pre-paid airmail, to your address shown on the Acceptance Form within 14 days after the Offer is accepted by you or the Offer or the contract resulting from acceptance of the Offer becomes unconditional, whichever is the later, but in any event not later than 21 days after the end of the Offer Period.

-------------------------------------------------------------------------------
9.  WITHDRAWAL
-------------------------------------------------------------------------------

Subject to compliance with section 653 of the Law and any conditions imposed pursuant to that section, Ecolab may withdraw this Offer.

-------------------------------------------------------------------------------
10. VARIATION OF THE OFFER
-------------------------------------------------------------------------------

Ecolab may at any time, and from time to time, vary this Offer in accordance with sections 654 to 661 of the Law.

-------------------------------------------------------------------------------
11. ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

11.1 According to information provided by Gibson's share registry, as at the date of this Offer the total number of Gibson Shares on issue is 22,441,126 (being 22,258,126 fully paid and 183,000 partly paid shares).

11.2 Immediately before this Offer was sent, Ecolab was entitled to 3,559,202 fully paid Gibson Shares, being approximately 15.86% of the Gibson Shares on issue at that date.

11.3 The date of publication of the notice referred to in subsection 663(4) of the Law is 7 November 1997, subject to variation in accordance with section 663(5) of the Law if the Offer Period is extended.

11.4 All stamp duty payable on transfers of Gibson Shares in respect of which Offers are accepted will be paid by Ecolab.

11.5     This Offer is accompanied by a copy of the Part A Statement.

-------------------------------------------------------------------------------
12. NOTICES
-------------------------------------------------------------------------------

12.1 Any notice, nomination or other communication to be given by Ecolab to you under this Offer will be deemed to be duly given if it is in writing and is signed or purports to be signed (whether in manuscript, printed or reproduced in any form) on behalf of Ecolab by any of its directors or secretaries and is delivered to or sent by post in a pre-paid envelope to your address as recorded on the register of members of Gibson.

12.2 Any notice or other communication given by you to Ecolab in connection with this Offer will be deemed to be duly given if it is in writing and is sent by post to Ecolab at the following address:

         C/o Coopers & Lybrand Securities Registration Services
         Locked Bag A14
         SYDNEY SOUTH NSW 1232

         Telephone:   (02) 9285 7111
         Facsimile:   (02) 9285 5473

-------------------------------------------------------------------------------
13.  INTERPRETATION
-------------------------------------------------------------------------------

13.1  IN THIS OFFER:

"ACCEPTANCE FORM" means the form of acceptance and transfer enclosed with this Offer;

"ASX" means Australian Stock Exchange Limited;

"CHESS" means the Clearing House Electronic Subregister System operated by SCH;

"CHESS HOLDING" means a holding of Gibson Shares on the CHESS subregister of Gibson;

"COMMISSION" means the Australian Securities Commission;

"CONTROLLING PARTICIPANT" means the Broker or Non-Broker Participant designated as the controlling participant for Gibson Shares in accordance with the SCH Business Rules;

"DISTINCT PORTIONS" has the meaning attributed to that phrase in the Law in respect of Gibson Shares;

"ECOLAB" means Ecolab Australia Pty Limited ACN 079 704 939 of Level 26, 50 Bridge Street, Sydney NSW;

"GIBSON" means Gibson Chemical Industries Limited ACN 004 494 802 of 350 Reserve Road, Cheltenham, Victoria;

"GIBSON SHARES" means the ordinary shares of $0.50 each in Gibson on issue at the date the Offers are sent;

"LAW" means the Corporations Law;

"OFFER" means the offer contained in this document (or if the context so requires, this document itself) and "Offers" means all like offers sent to holders of Gibson Shares (or persons entitled to receive such Offers);

"OFFER PERIOD" means the period, referred to in clause 3, during which this Offer remains open for acceptance;

"PART A STATEMENT" means the Part A Statement registered in relation to the Takeover Scheme (a copy of which accompanies this Offer);

"RIGHTS" means all accretions and rights accrued or accruing directly or indirectly to the Gibson Shares at the time of and following 29 August 1997 including, without limitation, all rights to receive dividends and to receive, convert to or subscribe for Gibson Shares (whether under a dividend reinvestment plan, option or otherwise), stock units, notes, options or other marketable securities, whether declared paid or issued by Gibson or otherwise;

"SCH" means the Securities Clearing House approved under the Law;

"SCH BUSINESS RULES" means the business rules of SCH from time to time;

"TAKEOVER SCHEME" means the takeover scheme constituted by the Offers for Gibson Shares;

"UNPAID AMOUNT" means the amount of capital (including premium) which, at the date of acceptance by you of the Offer, has not yet been paid on Your Partly Paid Share;

"YOUR FULLY PAID SHARES" means, subject to clause 4, the fully paid Gibson Shares in respect of which you are registered or entitled to be registered as holder in the register of members of Gibson;

"YOUR PARTLY PAID SHARES" means, subject to clause 4, the partly paid Gibson Shares in respect of which you are registered or entitled to be registered as holder in the register of members of Gibson;

"YOUR SHARES" means Your Fully Paid Shares and Your Partly Paid Shares; and

unless the context otherwise requires, other words and phrases used in this Offer have the same meaning as attributed to them by the Law or the SCH Business Rules, as the case may be.

13.2 Headings are for ease of reference only and do not affect the interpretation of this Offer.

13.3     References to Clauses are references to clauses in this Offer.

13.4 The singular includes the plural and the plural includes the singular. A reference to a person includes a reference to a corporation.

13.5 Unless otherwise indicated, a reference to "dollars" or "$" means the lawful currency of the Commonwealth of Australia.

13.6 References to any law are references to that law as amended, consolidated, supplemented or replaced from time to time.

13.7     References to time are references to Sydney time.


DATED    15 October 1997


SIGNED for and on behalf of            )
ECOLAB AUSTRALIA PTY LIMITED           )
by its duly authorised representative  )
in the presence of:                    )


/s/  Graham Young                      /s/  Lawrence T. Bell
-----------------------------------    --------------------------------------
Signature of witness                   Signature of authorised representative

Graham Young                           Lawrence T. Bell
-----------------------------------    --------------------------------------
Name of witness (please print)         Name of authorised representative
                                       (please print)

A copy of this Part A Statement has been registered by the Australian Securities Commission ("Commission") on 1 September 1997. Neither the Commission nor any of its officers takes any responsibility as to the contents of this Statement.


                          PART A STATEMENT RELATING TO

                                PROPOSED OFFERS

                                       BY


                          ECOLAB AUSTRALIA PTY LIMITED
                                ACN 079 704 939


                    A WHOLLY OWNED SUBSIDIARY OF ECOLAB INC.


                               FOR ALL SHARES IN


                       GIBSON CHEMICAL INDUSTRIES LIMITED
                                ACN 004 494 802

--------------------------------------------------------------------------------
1.  INTERPRETATION
--------------------------------------------------------------------------------

In this Statement:

"ASX" means Australian Stock Exchange Limited;

"COMMISSION" means the Australian Securities Commission;

"DOLLAR" and "$" means the lawful currency of the Commonwealth of Australia;

"ECOLAB" means Ecolab Australia Pty Limited a company incorporated in New South Wales having its registered office at Level 26, 50 Bridge Street, Sydney NSW 2000;

"ECOLAB GROUP" means Ecolab Inc. of Ecolab Center, 370 Wabasha Street N., St Paul, MN 55102, USA and its subsidiaries;

"FULLY PAID SHARES" means the fully paid ordinary shares of 50 cents each par value in Gibson on issue at the date the Offers are sent;

"GIBSON" means Gibson Chemical Industries Limited ACN 004 494 802, a company incorporated in Victoria, having its registered office at 350 Reserve Road, Cheltenham, Victoria;

"GIBSON SHARES" means the Fully Paid Shares and the Partly Paid Shares;

"LAW" means the Corporations Law;

"OFFERS" means the proposed offers by Ecolab for Gibson Shares to which this Statement relates;

"PARTLY PAID SHARES" means the partly paid ordinary shares of 50 cents each par value in Gibson on issue at the date the Offers are sent;

"UNPAID AMOUNT" means the amount of capital (including premium) which, at the date of acceptance of the Offer by the holder of a Partly Paid Share, has not yet been paid on that Partly Paid Share; and

words and phrases which have meanings given to them for the purposes of Chapter 6 of the Law or in the document by which the Offers are made bear those meanings in this Statement.

--------------------------------------------------------------------------------
2.  OFFERS
--------------------------------------------------------------------------------

2.1 Ecolab proposes to dispatch Offers constituting a Takeover Scheme to acquire all of the Gibson Shares for a consideration of $9.00 cash for each Fully Paid Share and

         $9.00 cash (less the Unpaid Amount) for each Partly Paid Share. Gibson shareholders may accept the Offers only in respect of all (but not some only) of their Fully Paid Shares and/or all (but not some only) of their Partly Paid Shares.

2.2 Full particulars of the Offers which Ecolab proposes to make are contained in the copy of one of the proposed Offers which accompanies this Part A Statement, except that the following details will be inserted in the relevant places in the Offers before they are sent:

         (a)    the date of the Offers;

         (b) the date until which the Offers will remain open unless extended or withdrawn;

         (c) the date upon which the notice under sub-section 663(4) of the Law is to be published, and

         (d) the number of Gibson Shares on issue and the number of those shares to which Ecolab is entitled immediately before the Offers are sent.

--------------------------------------------------------------------------------
3.  INTENDED OFFER PERIOD
--------------------------------------------------------------------------------

The Offers are intended to remain open for acceptance for a period from and including the date of the Offers and ending at 5 pm on the date which is one month after the date of the Offers unless extended in accordance with their terms or withdrawn in accordance with the Law.

--------------------------------------------------------------------------------
4.  DIRECTORS OF ECOLAB
--------------------------------------------------------------------------------

The names, occupations and addresses of all of the directors of Ecolab at the date of this Statement are:

         David Stephen Brett, businessman, of 17 Walpole Place, Wahroonga, NSW Graham John Rostron Young, businessman, of 10 Wattle Street, Killara, NSW
         Kenneth Allan Iverson, corporate officer, of 1565 Red Cedar Road, Eagan, Minnesota, USA, and
         Lawrence Thomas Bell, corporate officer, of 351 Wyndham Circle East, New Brighton, Minnesota, USA.

--------------------------------------------------------------------------------
5.  PRINCIPAL ACTIVITIES OF ECOLAB AND ECOLAB GROUP
--------------------------------------------------------------------------------

Ecolab has been established to act as the offeror for the Offer and has no other activities. Ecolab is part of a group of companies, the ultimate parent of which is Ecolab Inc. Ecolab Inc. is a company incorporated in the State of Delaware in the United States.

The principal activities of the Ecolab Group are the development and marketing of premium products and services for the hospitality, institutional and industrial markets. The Ecolab Group provides cleaning, sanitising, water care, pest elimination and maintenance products, systems and services primarily to hotels and restaurants, foodservice, healthcare and educational facilities, quickservice (fast-food units), commercial and institutional laundries, light industry, dairy plants and farms, and food and beverage processors.

The Ecolab Group operates directly in 30 countries in North America, Asia Pacific, Latin America and Africa. In Europe, Ecolab Group operates in a joint venture with Henkel KGaA of Dusseldorf, Germany which does business in 23 countries.

The Ecolab Group carries on business in Australia through Ecolab Pty Ltd, an Australian subsidiary of Ecolab Inc and the immediate parent company of Ecolab. Ecolab Pty Ltd manufactures and sells cleaning, sanitizing and maintenance products for the hospitality, institutional and industrial markets. For hospitality and institutional customers, representative products include cleaners and sanitizers for dish washing, on-premise laundries, floor cleaning, and general housekeeping applications. For industrial customers, representative products include cleaners, sanitizers and lubricants for dairy plants, meat and poultry plants, breweries, soft-drink bottling plants and food processing plants.

Ecolab Pty Ltd operates three factories in Australia, being one each in Sydney, Melbourne and Brisbane. It sells product manufactured in these plants as well as certain products imported from Ecolab Inc.'s non-Australian plants. Its principal office is in Sydney. It has additional sales offices located in Melbourne, Brisbane, Perth and Adelaide.

Overall, Ecolab Pty Ltd has annual revenue of approximately $30 million and employs about 150 people.

For the year ended 31 December 1996, Ecolab Group reported sales of approximately $2 billion and, including European joint venture sales of $1.2 billion, the global sales coverage of Ecolab Group was approximately $3.2 billion. Ecolab Inc. is listed on the New York Stock Exchange and the Pacific Stock Exchange and has a market capitalisation of approximately $3.8 billion.

--------------------------------------------------------------------------------
6.  ECOLAB'S ENTITLEMENT TO GIBSON SHARES
--------------------------------------------------------------------------------

6.1 Ecolab is entitled at the date of this Statement to 3,343,727 Fully Paid Shares (being approximately 14.9% of all issued voting shares of Gibson) by reason of it being the beneficial owner of those shares. The shares are registered or to be registered as follows:

         NAME OF HOLDER                                              NUMBER HELD

         Graham J R Young                                                    100
         Brispot Nominees Pty Ltd                                      3,343,627

6.2      Ecolab is not entitled to any other marketable securities of Gibson.

--------------------------------------------------------------------------------
7. TRANSACTIONS IN GIBSON BY ECOLAB OR ITS ASSOCIATES DURING PREVIOUS FOUR MONTHS AND TRANSACTIONS IN ECOLAB
--------------------------------------------------------------------------------

7.1 During the four months immediately preceding the date on which this Statement is lodged for registration with the Commission, the only acquisitions or disposals of Gibson Shares by Ecolab or any associate of Ecolab were the following:

         ACQUISITIONS OF FULLY PAID SHARES ON AUSTRALIAN STOCK EXCHANGE LIMITED

              DATE                     QUANTITY            PRICE PER SHARE

              18 August 1997            249,890            $7.10

              20 August 1997          3,093,737            $8.00

              DISPOSALS

              None.

7.2 The only acquisitions or disposals of shares in Ecolab made by Ecolab or its associates during the four months immediately preceding the date on which this Statement is lodged for registration with the Commission were that Ecolab Pty Ltd subscribed for two fully paid ordinary shares in Ecolab on 22 August 1997 at a price of $1.00 per share.

         The two subscriber shares in Ecolab, held by its incorporators, were redeemed on the same day.

--------------------------------------------------------------------------------
8.  NO PRE-EMPTION CLAUSE
--------------------------------------------------------------------------------

As far as Ecolab is aware, the constituent documents of Gibson are its Memorandum and Articles of Association. They contain no restriction on the right to transfer Gibson Shares that has the effect of requiring the holders of Gibson Shares, before transferring them, to offer them for purchase to the members of Gibson or to any other person.

--------------------------------------------------------------------------------
9.  HOW CASH CONSIDERATION TO BE PROVIDED
--------------------------------------------------------------------------------

The maximum cash amount that would be required if all the Offers for all Gibson Shares were accepted is $200,270,106.50.

Ecolab Inc. has irrevocably and unconditionally undertaken to Ecolab that it will make available to Ecolab all necessary funds to acquire all Gibson Shares. Ecolab Inc. has existing unutilised committed credit lines of US$225 million under a Multicurrency Credit Agreement with a group of seven banks, led by Citibank, N.A. (as agent) and Morgan Guaranty Trust Company of New York (as co-agent) further details of which are specified in Annexure K. The only conditions precedent to the availability of funds under this Multicurrency Credit Agreement are those which typically apply to facilities of this kind, including:

         (a) the payment of fees and execution of facility documents by Ecolab Inc. and its subsidiaries;

         (b) that certain representations and warranties as to the affairs and status of Ecolab Inc. and its subsidiaries are and remain correct; and

         (c) that no specified events of default by Ecolab Inc. or its subsidiaries have occurred.

The conditions precedent for this facility are summarised in Annexure L.

Ecolab believes that all relevant conditions precedent will be satisfied at the time it will require funding from Ecolab Inc. as described above.

The US$225 million credit line will be sufficient to cover the maximum cash amount for the Offers provided that the exchange rate for an A$1.00 does not increase above approximately US$1.12. (As at 29 August 1997, the exchange rate for an A$1.00 was approximately US$0.74). However, Ecolab Inc is considering entering into a A$-denominated credit line with Citibank N.A. In this case, Ecolab Inc would make available the funds under that credit line to Ecolab on request. If such a credit line is entered into, it will not affect the availability of funds under the Multicurrency Credit Agreement.

In addition, Ecolab Pty Ltd, which holds all the shares of Ecolab, has entered into a committed loan agreement with Citibank, N.A. for $40 million, which funds Ecolab Pty Ltd has unconditionally agreed to provide as capital to Ecolab (in the form of 100,000 $1.00 ordinary shares to be issued at a premium of $99.00 each and 3 million redeemable preference shares to be issued at a premium of $9.99 each ) to acquire Gibson Shares, on request. The terms of the redeemable preference shares are set out in Annexure M. Ecolab Inc. has guaranteed to Citibank, N.A. the repayment of that loan. The only conditions precedent to the availability of funds under this committed loan agreement are those which typically apply to facilities of this kind including:

         (a) that certain representations and warranties as to the affairs and status of Ecolab Pty Ltd and its subsidiaries are and remain correct; and

         (b) that no specified events of default by Ecolab Pty Ltd or by the Ecolab Group have occurred.

The conditions precedent for this facility are summarised in Annexure N.

Ecolab believes that all relevant conditions precedent will be satisfied at the time it will require capital funding from Ecolab Pty Ltd as described above.

Ecolab expects that its funding requirements initially will be provided to it by Ecolab Pty Ltd in the manner and from the facility described above.

--------------------------------------------------------------------------------
10. NO BENEFITS TO OFFICERS OF GIBSON
--------------------------------------------------------------------------------

Ecolab does not propose in connection with the Offers that:

         (a) a benefit (being a prescribed benefit for the purposes of the Law) other than an excluded benefit within the meaning of the Law will or may be given to a person in connection with the retirement of a person from an office that, in relation to Gibson, is a prescribed office for the purpose of the Law; and

         (b) a benefit (being a prescribed benefit for the purpose of the Law) will or may be given to a person, who in relation to Gibson would be a prescribed person for the purpose of the Law, in connection with the transfer of the whole or any part of the undertaking or property of Gibson.

--------------------------------------------------------------------------------
11.  NO AGREEMENT BETWEEN ECOLAB AND THE DIRECTORS OF GIBSON
--------------------------------------------------------------------------------

There is no agreement between Ecolab and any of the directors of Gibson in connection with, or conditional upon, the outcome of the Takeover Scheme.

--------------------------------------------------------------------------------
12.  CHANGE IN FINANCIAL POSITION OF GIBSON
--------------------------------------------------------------------------------

So far as is known to Ecolab the only changes in the financial position of Gibson since 30 June 1996 (being the date of the last balance sheet laid before Gibson in general meeting) are as announced to ASX. Copies of all announcements to the ASX which reflect changes to the financial position of Gibson since the balance date for the accounts for the year ended 30 June 1996 are attached.

In summary, the announcements were:

         (a)    NEW CHAIRMAN-ELECT - 8 JULY 1996 (ANNEXURE A)

                Mr Richard F E Warburton was appointed as Chairman-elect to succeed Mr F C Lawson.

         (b) FINANCIAL AND STATUTORY REPORTS FOR THE YEAR ENDED 30 JUNE 1996 - 11 SEPTEMBER 1996

                These financial statements and reports relate to the period up to 30 June 1996 (and for this reason have not been attached to this Part A Statement), except that they disclose that a fully franked final dividend of 14.0 cents per share was declared for 1996, to be paid on 13 November 1996.

         (c)    NOTICE OF ANNUAL GENERAL MEETING - 23 OCTOBER 1996 (ANNEXURE B)

                An Employee Share Acquisition Plan was proposed to be established, under which Gibson Shares could be issued to employees, including certain executive directors of Gibson.

         (d)    PURITAN/CHURCHILL CHEMICAL COMPANY - 22 OCTOBER 1996
                (ANNEXURE C)

                A US subsidiary of Gibson, Puritan/Churchill Chemical Company, agreed to sell and license to S.C. Johnson & Son, Inc. its range of retail products sold predominantly to supermarkets for in-store cleaning and sanitising. The sale proceeds will be used for growth in the Gibson group.

         (e)    RESIGNATION OF DIRECTOR - 6 NOVEMBER 1996 (ANNEXURE D)

                Mr Tom Reynolds resigned as a director of Gibson.

         (f) ADDRESS TO ANNUAL GENERAL MEETING - 13 NOVEMBER 1996 (WITH ADDENDUM DATED 14 NOVEMBER 1996) (ANNEXURE E)

                The Group Managing Director discussed the group's performance for the year ended 30 June 1996 and announced that competition continued to be intense in all of Gibson's major markets. Management of some businesses had been reviewed and changed.

                The group's financial position continued to be sound. Sales for the first quarter of the 1996/1997 financial year showed an increase over the previous year, although profits were marginally down.

                The pre-tax profit on the sale of the retail business of Puritan/Churchill Chemical Company would be approximately $11,000,000.

         (g)    RETIREMENT OF DIRECTORS - 14 NOVEMBER 1996 (ANNEXURE F)

                Mr Francis C Lawson and Mr David H Hume retired as directors of Gibson.

         (h) NEW CHAIRMAN AND RETIREMENT OF DIRECTOR - 18 NOVEMBER 1996 (ANNEXURE G)

                Mr Richard F E Warburton was appointed Chairman of the Board of Directors following the retirement of Mr F C Lawson.

         (i)    JOINT VENTURE - CHEMETALL GMBH - 19 FEBRUARY 1997 (ANNEXURE H)

                A subsidiary of Gibson entered into a joint venture with Chemetall GmbH for the manufacture of chemicals used in preparing metal and plastic surfaces for final coating.

         (j) HALF-YEARLY ANNOUNCEMENT TO 31 DECEMBER 1996 - 13 MARCH 1997 (ANNEXURE I)

                Compared with the previous corresponding period, sales were up 6.3% to $84,038,000, operating profit before abnormal items and tax was down 4.8% to $7,521,000, and operating profit after tax attributable to members was up 166.9% to $13,124,000.

                The major impact on the group's results during the half year was the sale of part of the business of Puritan/Churchill Chemical Company, resulting in an abnormal profit before tax of $13,582,000.

                A fully franked interim dividend of 14.0 cents per share was declared to be paid on 7 May 1997.

         (k) ACQUISITION OF INTERGRAIN TIMBER FINISHES PTY LTD - 4 JULY 1997 (ANNEXURE J)

                A subsidiary of Gibson purchased Intergrain Timber Finishes Pty Ltd for an undisclosed price. The company manufactures high quality water-based timber finishes.

--------------------------------------------------------------------------------
13.  NO AGREEMENTS RELATING TO TRANSFER OF GIBSON SHARES BY ECOLAB
--------------------------------------------------------------------------------

There is no present agreement, arrangement or understanding whereby any Gibson Shares acquired by Ecolab pursuant to the Offers will or may be transferred to any other person.

--------------------------------------------------------------------------------
14.  NO ESCALATION AGREEMENT
--------------------------------------------------------------------------------

There is no agreement, arrangement or understanding for the acquisition of Gibson Shares by Ecolab or by a person associated with Ecolab (within the meaning of Section 609 of the Law) being an agreement, arrangement or understanding under which the person or either or any of the persons from whom Gibson Shares have been or are to be acquired or an associate of that person or of either or any of those persons may, at any time after an Offer is sent, become entitled to any benefit, whether by way of receiving an increased price for those Gibson Shares or by payment of cash or otherwise, that is related to, dependent upon, or calculated in any way by reference to the consideration payable for Gibson Shares acquired after the agreement, arrangement or understanding was entered into.

--------------------------------------------------------------------------------
15.  ECOLAB'S PRESENT INTENTIONS ABOUT BUSINESS, ASSETS AND EMPLOYEES OF GIBSON
--------------------------------------------------------------------------------

15.1     UPON ACQUISITION OF ALL VOTING SHARES OF GIBSON

Subject to the terms of the Offer, Ecolab seeks to acquire all voting shares of Gibson. The following outlines its intention if this occurs.

An internal management presentation given to the board of Ecolab Inc in August 1997 (the "Presentation") presented this acquisition as the single largest international opportunity in Ecolab's core businesses outside of Japan.

Ecolab or the Ecolab Group will, in the ordinary course of its management, fully review the business, assets and organisation of Gibson to evaluate performance, profitability and prospects in the light of information then available to it. This review will also focus on identifying opportunities to eliminate duplication of functions between Gibson and other companies in the Ecolab Group, and improve productivity and competitiveness of Gibson's business.

Ecolab is not presently in a position to speculate as to the outcome of that review, and has not formed any intentions as to the actions it may take as a consequence of it, except as set out below.

It is Ecolab's present intention, subject to the above review and subject as otherwise referred to below, to:

         (a) continue the business of Gibson generally without making any major changes to the business or redeploying Gibson's fixed assets;

         (b) to the extent possible (having regard to legal obligations and market conditions), quickly combine the operational activities of Ecolab Pty Ltd and Gibson, subject to the review referred to above, this may lead to the sale of surplus facilities and real estate, of Gibson and/or Ecolab;

         (c) eliminate some duplication of functions arising as a result of the acquisition of Gibson. The key areas of duplication are expected to arise in the corporate office functions of Gibson such as administration, finance and public company compliance and reporting functions, and may arise in the manufacturing, marketing, distribution, logistics and R & D functions. The Presentation recommended that Ecolab should move decisively to cut costs.

In regard to paragraphs (b) and (c) above, the Presentation forecast that revenues of Gibson could be static in the first year after acquisition and then, under Ecolab's management and guidance, and with its assistance, could grow by 7.5% per year for each of the next two years, with operating income in the range of 10% to 14% of revenues each year, and that total synergies of approximately US$10.7 million (approximately A$14.3 million), being 9% of revenue, could be achieved over two years post-acquisition. The Presentation took the position that synergy benefits could be found in the following areas, namely, personnel (US$6.3 million), office/facilities (US$0.8 million), materials/manufacturing (US$1.2 million), freight/warehouse (US$l million), public company costs (US$0.5 million) and other areas (US$0.9 million).

These forecasts are preliminary, are based on limited information, and will be reviewed in the course of the full review referred to above.

The Presentation also identified "the primary business risks associated with the transaction:

   -     Achieving forecast sales growth

   -     Achieving forecast synergies

   - Successfully leveraging our leading position in Australia/New Zealand as a platform for further development of Southeast Asia

   - Risk of being trapped with a minority shareholding in the unlikely event that the tender offer fails and no rival bidder emerges".

Ecolab's present intentions (as outlined immediately above) are founded on Ecolab's current belief, based on detailed analysis of the information publicly available and its general knowledge of the industry in which Gibson operates. In particular, Ecolab believes that Gibson represents a tight strategic fit with Ecolab, in relation to geographical coverage and on lines of business.

The table below shows the complementary strengths of Ecolab and Gibson which Ecolab believes could result in additional customer opportunities:

-------------------------------------------------------------------------------------------
                             ECOLAB                 GCI               BENEFIT
-------------------------------------------------------------------------------------------
Positioning               Quality                Quality           Consistent
-------------------------------------------------------------------------------------------
Pricing                   Premium                Premium           Strong Margins
-------------------------------------------------------------------------------------------
Market Sector Strength    Hotel/Restaurants      Health Care       Leverage Ecolab
                                                                   Offerings in Healthcare
-------------------------------------------------------------------------------------------
Product Line Strength     Warewashing Laundry    Hand Care         Cross-Selling
                                                 Disinfectants     Opportunities
-------------------------------------------------------------------------------------------
Geographical Strength     New South Wales        Victoria          Complementary
                                                                   Market Coverage
-------------------------------------------------------------------------------------------

In terms of geography in Australia, for example, the focus of Ecolab Pty Ltd is in New South Wales and Ecolab understands that the focus of Gibson is in Victoria. In the Pacific region, Ecolab expects that the acquisition of Gibson will significantly increase the size of the Ecolab Group's New Zealand operations as well as to expand the overall scale and resources of the Ecolab Group's operations in the region. The Presentation said that the acquisition of Gibson would be a solid base for further development of Southeast Asia. Ecolab is also considering establishing its South-east Asian Regional Headquarters in Australia.

In terms of business, the 1996 annual report for Gibson indicates that it has six business groups:

         (a) maintenance chemicals (including hospitality, laundry and health care markets);

         (b) water treatment (including commercial water treatment, industrial water treatment and process chemicals divisions);

         (c)    automotive (specialty sealants);

         (d)    thermochemical (steel making processes);

         (e)    biological; and

         (f) retail (branded products sold through a network of distributors and retailers).

The Ecolab Group operates in similar business areas to those outlined in paragraphs (a), (b) and (e) above. The business areas referred to in paragraphs (c), (d) and (f) have been identified by Ecolab as "non-core" and, in the review referred to above, will be evaluated and, if indicated, considered for divestiture. The Presentation took the position that, if a decision were to subsequently be made to divest any business identified as "non-core", segregating that business from Gibson's other businesses should be relatively easy. Ecolab understands that the non-core businesses in aggregate account for 25% of Gibson's revenue.

Ecolab's present expectation is that Gibson's people, products and geographical coverage will complement the business of Ecolab Pty Ltd and enable Ecolab Pty Ltd and Gibson to strengthen service to their customers.

Ecolab understands that Gibson carries on business activities in Australia, New Zealand, South-east Asia, the United Kingdom and the United States of America. If the Offer is successful, Ecolab presently intends that, if possible and subject to agreement with Henkel, it would cause Gibson to transfer its shares in the company carrying on the United Kingdom business to the Henkel-Ecolab joint venture (referred to in paragraph 5 above) at an arm's length cash price, which moneys would be used for Gibson's working capital. Ecolab understands that Gibson's United Kingdom business accounts for approximately 7% of Gibson's annual revenue. Ecolab presently intends, pending review, that it will not cause Gibson to divest any other subsidiaries of Gibson.

A factor influencing Ecolab's take-over offer is its view that there is scope for significant improvements in efficiency and reduction of costs to result from the integration of business referred to above. This is likely to result in some redundancies in employment. The Presentation anticipated that this would represent about 150 of Gibson's approximately 1,000 employees. The result is that Ecolab presently intends to continue the employment of most of Gibson's employees. Where Ecolab's review of the areas in which there is a duplication of functions identifies positions that are no longer required, the Ecolab Group will endeavour to offer suitable alternative employment to the affected employees. If suitable alternative employment is not available, then any affected employees may be made redundant and Ecolab will ensure that those employees are compensated for all applicable contractual, award and legislative entitlements.

The above intentions have been formed on the basis of limited information and without the benefit of any detailed review of Gibson's businesses. Following the review described above, it will be a matter for the Board of Gibson to determine the extent to which the actions referred to above are to be implemented (if at all).

15.2     UPON ACQUISITION OF A MAJORITY BUT NOT ALL VOTING SHARES OF GIBSON

Ecolab believes the intended review and action detailed in 15.1 to be in the best interests of Gibson. Ecolab presently intends that, in the event that Ecolab acquires more than 50%, but less than all, of the voting shares of Gibson, it will take all steps available to it to cause Gibson to implement that review and action to the maximum extent possible having regard to the legitimate interests of minority shareholders.

15.3     UPON ACQUISITION OF ONLY A MINORITY OF VOTING SHARES OF GIBSON

If the Offer closes and Ecolab remains a minority shareholder of Gibson, Ecolab may seek representation on the board of Gibson, pending review at that time.

15.4     BOARD OF DIRECTORS OF GIBSON

If Ecolab acquires more than 50% of the voting shares of Gibson, it is the present intention of Ecolab that the board of directors of Gibson should be reconstituted such that a majority of the board of Gibson would comprise nominees of Ecolab. Ecolab expects that it will be necessary to seek the removal of most of the current board to achieve this outcome.

15.5     COMPULSORY ACQUISITION AND DELISTING

If it becomes entitled to do so under the Law, Ecolab intends to utilise the compulsory acquisition procedures under the Law to acquire all outstanding Gibson Shares.

If it becomes necessary to do so, Ecolab intends to facilitate compulsory acquisition by seeking a modification of the Law from the Commission. The form of modification sought will be in accordance with the Commission's published policy, and will (if granted) allow Ecolab to disregard certain Gibson shareholders (such as those who remain untraceable despite Ecolab's reasonable efforts to locate them) when calculating whether three quarters of them by number have disposed of their Gibson Shares to Ecolab or have ceased to be registered as the holders of Gibson Shares.

If following the Offers, the number of holders of Gibson Shares and the size of their shareholdings does not meet the requirements for Gibson to maintain its listing on ASX, Ecolab will seek the delisting of Gibson.

--------------------------------------------------------------------------------
16.  OTHER MATERIAL INFORMATION
--------------------------------------------------------------------------------

The largest shareholder in Ecolab Inc. is Henkel. Henkel and its affiliates own approximately 23.9% of Ecolab Inc.'s voting shares. Henkel is a German chemical company and one of the world's major producers of oleochemicals (compounds used in soaps, cosmetics and detergents) and metal surface treatments. Henkel's share ownership in Ecolab Inc. is subject to a stockholder's agreement containing certain restrictions pertaining to, among other things, maximum stockholding, transfer and voting rights. Pursuant to the stockholder's agreement, Henkel is precluded from acquiring more than 26% of Ecolab Inc.'s issued shares prior to 11 July 2000 and 30% thereafter through the period of the stockholder's agreement (which runs to 26 June 2009) or from acting alone or in concert with others to control or influence Ecolab Inc. In general, Henkel has agreed to vote its shares in accordance with the recommendations or directions of Ecolab Inc.'s Board of Directors or pro rata in the same manner and proportion that votes of the other shareholders of Ecolab Inc. (other than Henkel and officers and directors of Ecolab Inc.) have been cast. However, any vote with respect to transactions which could have a material effect upon Henkel's investment including dispositions, recapitalizations and dissolutions of Ecolab Inc., may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Board of Directors proportionate to the percentage of its holding of shares in Ecolab Inc. (rounded to the nearest whole number). Currently, Henkel has designated for election three of Ecolab Inc.'s thirteen directors.

No vote of the Ecolab Inc.'s stockholders is required in connection with the Offers.

Henkel controls the day-to-day operations of the Henkel-Ecolab European joint venture. Henkel has its own operations in Australia which compete directly with part of the operations of the Gibson group but which do not compete with Ecolab Pty Ltd's operations.

There is no agreement, arrangement or understanding between Henkel and the Ecolab Group for Ecolab to cause the sale of any business unit of Gibson to Henkel nor does Ecolab have any present intention to do so.

Ecolab understands, from Gibson, that in February 1997 Gibson commenced a joint venture with Chemetall GmbH, a German company and major worldwide competitor of Henkel (see Annexure H). Ecolab is not in possession of any information that permits it to determine the impact of a successful offer on this joint venture, except that, Ecolab has been informed by Gibson that Chemetall has rights under the joint venture to terminate it upon a change in shareholding in Gibson, and that it is extremely probable that Chemetall will exercise those rights if Ecolab acquires an unspecified quantity of shares of Gibson.

Ecolab has obtained a modification of section 634 of the Corporations Law from the Commission to allow the Offer to be for both Fully Paid Shares and Partly Paid Shares. Without this modification, Ecolab would have been required to make separate offers for the Fully Paid Shares and the Partly Paid Shares. The modification is in accordance with the Commission's published standard form of relief and is attached as Annexure O.

There is no other information material to the making of a decision by a holder of Gibson Shares whether or not to accept the Offer, being information that is known to Ecolab and which has not previously been disclosed to holders of shares in Gibson, except as contained elsewhere in this Statement.

DATED 29 August 1997.

SIGNED by Lawrence T Bell and Graham J R Young, directors of Ecolab, authorised to sign this Statement pursuant to a resolution passed at a meeting of the directors of Ecolab held on 28 August, 1997.

/s/ Lawrence T. Bell                   /s/ Graham Young
----------------------------------     ----------------------------------------
Director                               Director

-------------------------------------------------------------------------------
                                PART B STATEMENT
-------------------------------------------------------------------------------

PART B STATEMENT BY GIBSON CHEMICAL INDUSTRIES LIMITED (ACN 004 494 802)
        PURSUANT TO PARTS 6.4 AND 6.12 OF THE CORPORATIONS LAW


This Part B Statement issued by Gibson Chemical Industries Limited (ACN 004 494
802) (GIBSON) is in respect of offers (OFFERS) for the acquisition of Gibson Shares made by Ecolab Australia Pty Ltd (ECOLAB) dated 15 October 1997 and to which the Part A Statement of Ecolab dated 29 August 1997 relates.

1.       DIRECTORS

         The names, occupations and addresses of the directors of Gibson are as follows:

NAME                   OCCUPATION  ADDRESS

Richard F E Warburton  Chairman    17a Macquarie Road, Pymble, New South Wales

Robert F Ooms          Managing    75 Pymble Avenue, Pymble, New South Wales
                       Director

Geoffrey D W Curlewis  Director    106-110 Belgrave Hallam Road, Hallam,
                                   Victoria

William L Morton       Director    5 Gordon Crescent, Blackburn, Victoria

Ian T Perkins          Director    26 Duffy Street, Portsea, Victoria

Douglas J Rathbone     Director    38 Edward Street, Essendon, Victoria

2.       DIRECTORS' RECOMMENDATION

         Each of the directors of Gibson:

              (a) desires to make, and considers himself justified in making, a recommendation in relation to the Offers; and

              (b) recommends, in the absence of a superior offer, acceptance of the Offers.

3.       REASONS FOR RECOMMENDATION

         Each director of Gibson who recommends acceptance of the Offers does so for the following reasons:

             (a) the independent expert's report by Grant Samuel and Associates Pty Limited indicates that the price offered by Ecolab is both fair and reasonable;

             (b) it is unlikely that an alternative higher offer will be made for Gibson Shares;

             (c) the offer price is in line with acceptable acquisition and trading multiples;

             (d) the offer by Ecolab permits shareholders to accept either $9.00 in cash or $8.50 plus a fifty cent fully franked dividend; and

             (e) the shareholders have the opportunity to receive cash for their Gibson Shares.

4.       MARKETABLE SECURITIES OF GIBSON TO WHICH EACH DIRECTOR OF GIBSON IS
         ENTITLED

         The number, description and amount of marketable securities of Gibson to which each director of Gibson is entitled are as follows:

DIRECTOR               FULLY PAID ORDINARY SHARES OF 50  PARTLY PAID SHARES OF
                       CENTS EACH IN GIBSON              50 CENTS EACH IN
                                                         GIBSON (1)

Richard F E Warburton  3,000(2)                          -

Robert F Ooms          31,412                            120,000

Geoffrey D W Curlweis  2,000                             -

William L Morton       23,621                            -

Ian T Perkins          2,000                             -

Douglas J Rathbone     1,000                             -


(1) In 1988, Gibson established an Executive Share Option Plan (OPTION PLAN). Under the terms of the Option Plan, certain employees were invited to subscribe for options. The final date for exercising these options was 9 March 1993. The exercise price (being a weighted average of the share price when the option was granted) was
       required to be paid as to one cent upon exercise.   The balance of the
       exercise price is payable at any time within five years from the date the options were exercised.

(2)    Registered holder is Teampass Pty Ltd.

5.       INTENTIONS OF GIBSON DIRECTORS

         Each director of Gibson intends to accept the Offers in respect of Gibson Shares held by him or on his behalf.

6.       RESOLUTION AUTHORISING PART B STATEMENT

         No director of Gibson voted against the resolution authorising this Part B Statement at a meeting of the directors held on 16 October 1997.

7.       MARKETABLE SECURITIES OF ECOLAB TO WHICH EACH DIRECTOR OF GIBSON IS
         ENTITLED

         No director of Gibson is entitled to marketable securities of Ecolab.

8.       DEALING IN SHARES OF ECOLAB BY GIBSON AND ITS ASSOCIATES OVER PAST FOUR
         MONTHS

         In the four months ending on the day immediately before the day on which the Part A Statement relating to the Offers was served on Gibson, there have been no acquisitions or disposals of shares in Ecolab by Gibson or any associate of Gibson.

9. DEALINGS IN SHARES OF GIBSON BY ANY ASSOCIATE OF GIBSON OVER THE PAST FOUR MONTHS

         In the four months ending on the day immediately before the day on which the Part A Statement relating to the Offers was served on Gibson, there have been no acquisitions or disposals of shares in Gibson by any associate of Gibson other than the following:

              - on 22 August 1997, Singapore Investments Pty Ltd, trustee of the Alan Bennett Executive Superannuation Fund, acquired 2,200 ordinary Gibson shares at $8.05 per share. Alan Bennett is a director of certain wholly owned subsidiaries of Gibson and a director of Gibson Chemetall Pty Ltd.

10.      PROPOSED BENEFITS TO OFFICERS OF GIBSON

10.1 No prescribed benefit (other than an excluded benefit) will or may be given to a person in connection with the retirement of a person from a prescribed office in relation to Gibson other than as follows:

         - In accordance with a resolution passed by shareholders of Gibson on 12 November 1980, Gibson established a fund to provide retirement benefits for non-executive directors (RETIREMENT FUND). These benefits, payable on retirement, are calculated by applying a multiple to the average of the highest three consecutive years' Directors' fees out of the ten years preceding retirement. Under the terms of the Retirement Fund, Mr W L Morton will receive a prescribed benefit (other than an excluded benefit) when he retires. If Mr W L Morton retired at 30 June 1997, the amount he would have received under the Retirement Fund would have been $120,769.

10.2 No prescribed benefit will or may be given to a prescribed person in relation to Gibson in connection with the transfer of the whole or any part of the undertaking or property of Gibson.

11.      AGREEMENTS BY DIRECTORS OF GIBSON

         There are no agreements between any director of Gibson and any other person in connection with or conditional upon the outcome of the Offers, other than as follows: Gibson has agreed that the Gibson Board will appoint persons nominated by Ecolab to be a majority of directors of Gibson if so requested by Ecolab at any time after Ecolab is entitled to more than 50% of Gibson shares and the offer is unconditional.

12.      INTERESTS OF DIRECTORS OF GIBSON IN ANY CONTRACT ENTERED INTO BY ECOLAB

         No director of Gibson has an interest in any contract entered into by Ecolab.

13.      CHANGES IN GIBSON'S FINANCIAL POSITION

         So far as is known to the directors of Gibson, the financial position of Gibson has not materially changed since 30 June 1997 (being the date of the last balance sheet sent to shareholders in accordance with section 315 of the Corporations Law).

14.      OTHER INFORMATION

14.1     EXPERT'S REPORT

         Attached is an expert's report by Grant Samuel and Associates Pty Limited. This report forms part of the Part B Statement. The report concludes that the offer by Ecolab is both fair and reasonable. Grant Samuel and Associates Pty Limited consents to the inclusion of the report in the form and context in which it is included.

14.2     GIBSON CHEMETALL PTY LTD

         On 19 February 1997, Gibson announced the commencement of a joint venture between its Australian subsidiary, Gibson Chemicals
         Limited, and Chemetall GmbH (CHEMETALL). Chemetall is a major
         German chemical manufacturer. The joint venture is carried on through a company established for the joint venture, Gibson
         Chemetall Pty Ltd.  Fifty per cent of the shares in Gibson
         Chemetall Pty Ltd are owned by Gibson Chemicals Limited and fifty per cent of the shares in Gibson Chemetall Pty Ltd are owned by Chemetall.

         The joint venture is the subject of an agreement between Gibson Chemicals Limited, Chemetall and Gibson Chemetall Pty Ltd (JOINT VENTURE AGREEMENT). There are provisions in the Joint
         Venture Agreement relating to a change of control of either Gibson Chemicals Limited or Chemetall. The effect of those provisions is that, in the event that Ecolab attains control of Gibson (and so attains control of Gibson Chemicals Limited), Chemetall would have the right to purchase all of the shares in Gibson Chemetall Pty Ltd held by Gibson Chemicals Ltd if Ecolab is engaged in any activities competitive to those of Chemetall or Gibson Chemetall Pty Ltd.

         Although Gibson has not discussed with Chemetall whether Chemetall will or may exercise its rights under these "change of control" provisions, Gibson believes that should Gibson become controlled by Ecolab, it is likely that, if entitled to, Chemetall will seek to exercise those rights and acquire the shares in Gibson Chemetall Pty Ltd held by Gibson Chemicals Limited.

14.3     EXECUTIVE SHARE OPTION PLAN

         Under paragraph 9(b) of Gibson's Option Plan (discussed above), until the partly-paid shares issued as a result of the exercise of options under the Option Plan are fully paid, those shares are not transferable without the consent of the Gibson Board of Directors unless a take-over offer (which is unconditional or conditional only on "prescribed occurrences") is made for all or a proportion of Gibson's shares.

         The Board does not intend to withhold its consent should a holder of partly-paid shares wish to accept the Offer and transfer his or her partly-paid shares to Ecolab.

14.4     OTHER MATERIAL INFORMATION

         There is no other information material to the making of a decision by a holder of shares in Gibson whether or not to accept Ecolab's offer (being information that is known to any of the directors of Gibson which has not previously been disclosed to holders of shares in Gibson) other than as disclosed in the Part A Statement or as is contained elsewhere in this Statement or the documents accompanying this Statement.

15.      INTERPRETATION

15.1     Definitions

         In this Statement:

         ECOLAB means Ecolab Australia Pty Ltd (ACN 079 704 939).

         GIBSON SHARES means:

               (a) the fully paid ordinary shares of 50 cents each in the capital of Gibson; and

               (b) the partly-paid ordinary shares of 50 cents each in the capital of Gibson issued upon the exercise of options under Gibson's Executive Share Option Plan.

         PART A STATEMENT means the Part A Statement dated 29 August 1997 given by Ecolab to Gibson on 2 September 1997, as varied in accordance with a declaration of the Australian Securities Commission dated 23 September 1997 (that declaration being varied by the Australian Securities Commission by exemptions dated 3 October 1997 and 14 October 1997).

Words and phrases not otherwise defined have the same meaning (if any) given in the Corporations Law.

DATED            16 OCTOBER 1997.


SIGNED on behalf of Gibson by Richard F E Warburton and Robert F Ooms who are two directors of Gibson and are autborised to sign this Statement pursuant to a resolution passed at a meeting of the directors of Gibson held on 16 October 1997.

/s/Richard F E Warburton                      /s/Robert F Ooms
-----------------------------------           ---------------------------------
RICHARD F E WARBURTON                         ROBERT F OOMS
Chairman                                      Managing Director